Exhibit 99.2

Certain Remarks of Todd E. Paulson

Urologix, Inc. Teleconference

October 24, 2005

•	Sales of our single-use treatment catheters, including those sold through our Cooled ThermoTherapy mobile service offering, accounted for approximately 95% of revenue in the current quarter which was consistent with the prior year period.

•	Shipments to our third-party mobile service providers declined significantly from the prior year period, and represented less than 25% of our domestic shipments in the current quarter.

•	We sold 9 control units during the quarter, up from 7 units sold in the prior year period, and approximately 99% of our revenue was generated domestically in the United States, which is consistent with recent trends.

•	We delivered 33 new accounts this quarter, up from 20 in the prior year period, and our domestic installed base of control units grew by 20 this quarter.

•	We now have 518 Cooled ThermoTherapy control units in the field.